UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

SKILLSOFT PUBLIC LIMITED COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

IMPORTANT ADDITIONAL INFORMATION ABOUT THE SCHEME OF ARRANGEMENT AND WHERE TO FIND IT

In connection with the proposed scheme of arrangement, SkillSoft Public Limited Company (“SkillSoft”) has filed with the U.S. Securities and Exchange Commission, or SEC, a Definitive Revised Proxy Statement (comprising the Scheme Document). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE REVISED PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE SCHEME OF ARRANGEMENT AND THE PARTIES THERETO. Investors and security holders are able to obtain free copies of the Definitive Revised Proxy Statement and other documents filed with the SEC by SkillSoft through the website maintained by the SEC at http://www.sec.gov. In addition, investors and security holders are able to obtain free copies of the Definitive Revised Proxy Statement from SkillSoft by contacting by contacting SkillSoft PLC, Attention: Investor Relations, 107 Northeastern Boulevard, Nashua, New Hampshire 03062, USA; (tel) +1(603)324-3000.

SkillSoft and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the scheme of arrangement. Information regarding SkillSoft’s directors and executive officers is contained in SkillSoft’s Annual Report on Form 10-K for the year ended 31 January 2010 and its Proxy Statement on Schedule 14A, dated 26 August 2009, which are filed with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov.

On 31 March 2010, SkillSoft and SSI Investments III Limited (“SSI Investments”), a company formed by funds sponsored by each of Berkshire Partners LLC, Advent International Corporation and Bain Capital Partners LLC, announced that they had reached agreement on the terms of a revised recommended acquisition for cash of the entire issued and to be issued share capital of SkillSoft by SSI Investments for the increased price of US$11.25 per share of SkillSoft (“SkillSoft Share”) or American Depositary Share of SkillSoft (“SkillSoft ADS”). SkillSoft and SSI Investments had previously announced on 12 February 2010 that they had reached agreement on the terms of a recommended acquisition of SkillSoft by SSI Investments for cash at a price of US$10.80 per SkillSoft Share or SkillSoft ADS.

On 9 April 2010, SkillSoft mailed the following optionholder proposal to all holders of share options to subscribe for SkillSoft ADSs pursuant to SkillSoft’s share option plans:

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the action you should take, you are recommended to immediately seek your own personal financial advice from your stockbroker, bank manager, solicitor, accountant or other independent financial advisor who, if you are taking advice in Ireland, is authorised or exempted under the Investment Intermediaries Act 1995 of Ireland (as amended) or the European Communities (Markets in Financial Instruments Directive) Regulations 2007 of Ireland (as amended).

This document should be read in conjunction with the document sent to SkillSoft Shareholders dated the date hereof (the “Scheme Document“) setting out the terms of the revised recommended acquisition for cash of SkillSoft Public Limited Company by SSI Investments III Limited by means of a scheme of arrangement under section 201 of the Companies Act 1963 of Ireland (the “Scheme“) and, unless the context otherwise requires, words and expressions defined in the Scheme Document apply in this document.

If you have any questions relating to this document, you should contact the following SkillSoft personnel: Joshua L. Jenkins, Manager Equity and Treasury, Ph: 1-603-821-3653 or joshua_jenkins@skillsoft.com or Jennifer Pruitt, Treasury Analyst, Ph: 1-603-821-3679 or jennifer_pruitt@skillsoft.com.

OPTIONHOLDER PROPOSAL

FOR OPTIONHOLDERS UNDER THE

SKILLSOFT SHARE OPTION PLANS

in connection with the

REVISED RECOMMENDED ACQUISITION FOR CASH

OF

SKILLSOFT PUBLIC LIMITED COMPANY

BY

SSI INVESTMENTS III LIMITED

BY MEANS OF A SCHEME OF ARRANGEMENT

UNDER SECTION 201 OF THE COMPANIES ACT 1963 OF IRELAND

This document is dated 8 April 2010 and was first mailed to SkillSoft Optionholders on or about 9 April 2010

The distribution of this document in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this document and all other documents relating to the Revised Acquisition are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction.

Any action taken in relation to the Revised Acquisition should be taken only on the basis of all of the information contained in this document and the Scheme Document.

The directors of SkillSoft accept responsibility for the information contained in this document, other than that relating to SSI Investments, Berkshire, Advent, Bain Capital Partners, the Investor Group, Stockbridge, Stockbridge Partners, their respective associates and the directors of any member of the Investor Group or of SSI Investments and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of SkillSoft (who have taken all reasonable care to ensure such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of SSI Investments accept responsibility for the information contained in this document relating to SSI Investments, the Investor Group, Berkshire, Advent, Bain Capital Partners, Stockbridge, Stockbridge Partners, their respective associates and the directors of any member of the Investor Group or of SSI Investments and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of SSI Investments (who have taken all reasonable care to ensure such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Credit Suisse Securities (USA) LLC (“Credit Suisse”), which is regulated under the laws of the United States of America, is acting for SkillSoft and for no one else in connection with the Revised Acquisition and will not be responsible to any person other than SkillSoft for providing the protections afforded to clients of Credit Suisse, nor for providing advice in relation to the Revised Acquisition, the content of the Scheme document, this document or any transaction or any matter referred to therein or herein, respectively. Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with the Scheme Document, this document, any transaction, any statement contained therein or herein, respectively, or otherwise.

CONTENTS

Part 1 Joint Letter from SSI Investments III Limited and SkillSoft Public Limited Company

1.	Introduction

2.	The Revised Acquisition

3.	Your SkillSoft Options

4.	The Optionholder Proposal

5.	What happens if the Revised Acquisition is not completed?

6.	Further Information

7.	Views of the Board of SkillSoft

Part 2 Additional Information

1.	The SkillSoft Share Option Plans

2.	Effect of Exercise using the Cashless Exercise Facility

3.	Tax Consequences – the U.S. and Ireland

4.	Miscellaneous Information

PART 1

JOINT LETTER FROM SSI INVESTMENTS III LIMITED

AND SKILLSOFT PUBLIC LIMITED COMPANY

SSI Investments III Limited	SkillSoft Public Limited Company

Registered office Block 3 The Harcourt Centre Harcourt Road Dublin 2 Ireland	Registered office Belfield Office Park Clonskeagh Dublin 4 Ireland

Incorporated in Ireland under the Companies Acts with registered number 480477	Incorporated and registered in Ireland under the Companies Acts with registered number 148294

Board: Michael C. Ascione (Acting Chairman) Mark Commins Tim Franks David Humphrey Imelda Shine	Board: Charles E. Moran (Chairman) James S. Krzywicki Dr. Ferdinand von Prondzynski P. Howard Edelstein William F. Meagher, Jr. William J. Boyce

To SkillSoft Optionholders	8 April 2010

Dear SkillSoft Optionholder,

1.	INTRODUCTION

On 31 March 2010, the Board of SkillSoft and the Board of SSI Investments announced that they had reached agreement on the terms of a revised recommended acquisition for cash at the increased price of US$11.25 per SkillSoft Share or SkillSoft ADS of the entire issued and to be issued share capital of SkillSoft by SSI Investments, a company formed by funds sponsored by each of Berkshire, Advent and Bain Capital Partners (the “Revised Acquisition”). SkillSoft and SSI Investments had previously announced on 12 February 2010 that they had reached agreement on the terms of a recommended acquisition of SkillSoft by SSI Investments for cash at a price of US$10.80 per SkillSoft Share (the “Original Acquisition”).

The Revised Acquisition will be effected by way of a scheme of arrangement between SkillSoft and the Scheme Shareholders under Section 201 of the Companies Act 1963 of Ireland (the “Act”). You should already have received for your information a copy of the Scheme Document dated the date hereof which sets out the terms of the Scheme. The Revised Acquisition and the Scheme are subject to certain conditions and further terms which are set out in the Scheme Document. It is anticipated that, subject to the satisfaction or waiver of these conditions, the Revised Acquisition will become effective during May 2010.

If you have not received a copy of the Scheme Document, please contact Joshua L. Jenkins, Manager Equity and Treasury, at SkillSoft at 1-603-821-3653 or joshua_jenkins@skillsoft.com or Jennifer Pruitt, Treasury Analyst, at SkillSoft at 1-603-821-3679 or jennifer_pruitt@skillsoft.com.

The purpose of this letter is to give you information about how the Revised Acquisition will affect your SkillSoft Options and to inform you how you may realise the value of your SkillSoft Options in connection with the Revised Acquisition.

You should read this letter in conjunction with the Scheme Document.

Unless otherwise defined in this letter, words and expressions defined in the Scheme Document have the same meaning in this letter as in the Scheme Document.

You previously received two documents in connection with the Original Acquisition: a scheme document dated 10 March 2010 setting out the terms and conditions of the Original Acquisition and an Optionholder Proposal for Optionholders under the SkillSoft Share Option Plans, also dated 10 March 2010 (the “Original Optionholder Proposal”). The Scheme Document for the Revised Acquisition and this Optionholder Proposal letter replace those earlier documents.

PLEASE NOTE THAT IF YOU HAD DECIDED TO ELECT FOR CHOICE 2 UNDER THE ORIGINAL OPTIONHOLDER PROPOSAL (TO EXERCISE YOUR IN-THE-MONEY OPTIONS AND HAVE YOUR SKILLSOFT SHARES ACQUIRED BY SSI INVESTMENTS UNDER THE SCHEME) AND HAD COMPLETED AND RETURNED AN OPTION EXERCISE FORM TO GIVE EFFECT TO THAT ELECTION, THAT FORM WILL NO LONGER HAVE EFFECT. IF YOU WISH TO ELECT FOR CHOICE 2 UNDER THIS OPTIONHOLDER PROPOSAL LETTER IN CONNECTION WITH THE REVISED ACQUISITION YOU MUST COMPLETE AND RETURN A NEW OPTION EXERCISE FORM AS DESCRIBED UNDER CHOICE 2 IN THIS LETTER.

2.	The Revised Acquisition

Subject to the conditions and further terms set out in Part V (Conditions of the Revised Acquisition and the Scheme) of the Scheme Document, under the terms of the Revised Acquisition, Scheme Shareholders will receive:

US$11.25 in cash for each SkillSoft Share (the “Consideration”)

The Revised Acquisition is conditional upon, amongst other things, the sanction of the Scheme and confirmation of the reduction of capital involved therein by the High Court of Ireland and the delivery of an office copy of the Court Order and the minute required by section 75 of the Act to the Registrar of Companies and the registration of such Court Order and minute by the Registrar of Companies. The time at which the Scheme becomes so effective will be the “Effective Time” and the date on which that occurs will be the “Effective Date”. Assuming this happens, SkillSoft will become a wholly owned subsidiary of SSI Investments.

You will be notified if the Scheme is sanctioned by the High Court. It is anticipated that this will occur during May 2010. The Effective Date is also anticipated to occur during May 2010.

3.	Your SkillSoft Options

Confirming your holdings of SkillSoft Options

You should satisfy yourself that you have accurate and up-to-date information about your SkillSoft Options. You can do this by accessing OptionsLink on the E*Trade web-site, if you have a brokerage account with E*Trade. If you do not have a brokerage account with E*Trade, you can request a statement of your SkillSoft Options by contacting the following SkillSoft personnel: Joshua L. Jenkins, Manager Equity and Treasury, Ph: 1-603-821-3653 or joshua_jenkins@skillsoft.com, or Jennifer Pruitt, Treasury Analyst, Ph: 1-603-821-3679 or jennifer_pruitt@skillsoft.com.

IMPORTANT: IF YOU BELIEVE THAT ANY OF THE DETAILS ABOUT YOUR SKILLSOFT OPTIONS SHOWN IN OPTIONSLINK OR YOUR INDIVIDUAL STATEMENT ARE NOT CORRECT OR ARE INCOMPLETE, PLEASE CONTACT THE FOLLOWING SKILLSOFT PERSONNEL AS SOON AS POSSIBLE: Joshua L. Jenkins, Manager Equity and Treasury, Ph: 1-603-821-3653 or joshua_jenkins@skillsoft.com, or Jennifer Pruitt, Treasury Analyst, Ph: 1-603-821-3679 or jennifer_pruitt@skillsoft.com.

Acceleration of all SkillSoft Options

In accordance with the SkillSoft Share Option Plans, all SkillSoft Options will become fully vested and exercisable (to the extent they are not already vested and exercisable) in connection with the Scheme, conditional upon the Scheme becoming effective.

In-the-Money and Under-Water Options

The Consideration payable in the Revised Acquisition is US$11.25 per SkillSoft Share. Depending on the exercise price of your SkillSoft Options, your SkillSoft Options may be “in-the-money” or “under-water”.

        In-the-Money Options

If your SkillSoft Options have an exercise price that is less than US$11.25 per SkillSoft Share (“In-the-Money Options“), you will have an opportunity to realise the value of those In-the-Money Options in connection with the Revised Acquisition.

If you wish to calculate the gain you may realise on your In-the-Money Options in connection with the Revised Acquisition (before applicable taxes and other deductions), you should use the information in your E*Trade OptionsLink statement or the individual statement of your options available from SkillSoft to complete the following calculation in respect of each of your In-the-Money Options:

        Value of In-the-Money Option = (US$11.25 – option exercise price per share) x number of SkillSoft

        Shares

Further details of how you may realise the value of your In-the-Money Options are set out in section 4 below.

        Under-Water Options

You may hold SkillSoft Options that have an exercise price that is equal to or more than US$11.25 per SkillSoft Share (“Under-Water Options“). If you exercise Under-Water Options in connection with the Revised Acquisition, you will either make no gain or suffer an immediate loss as you will pay the same or more to exercise those options than the US$11.25 per SkillSoft Share that you will receive in the Revised Acquisition for the resulting SkillSoft Shares. Under the SkillSoft Share Option Plans, your unexercised Under-Water Options will automatically lapse and be cancelled at the Effective Time without any payment to you.

4.	The Optionholder Proposal

There are two alternative means by which you can realise the value of your In-the-Money Options in connection with the Revised Acquisition.

Choice 1 – Allow your In-the-Money Options to be cancelled in return for the Option Cancellation Payment

You do not need to take any action in order to realise the value of your In-the-Money Options in connection with the Revised Acquisition. If you do nothing, all your In-the-Money Options will automatically be cancelled at the Effective Time. Following such cancellation, SkillSoft or SSI Investments will make a cash payment to you for each SkillSoft Share subject to your cancelled In-the-Money Options (the “Option Cancellation Payment”). The Option Cancellation Payment will be in the amount equal to the Consideration of US$11.25 per SkillSoft Share less the exercise price payable in respect of that In-the-Money Option (net of applicable taxes and other deductions).

The Option Cancellation Payment will be paid to you within 14 days after the Effective Date. The payment will be made by electronic transfer into your bank account to which your normal payroll is paid.

Choice 2 – Exercise your In-the-Money Options and have your SkillSoft Shares acquired by SSI Investments under the Scheme

You may direct that all of your In-the-Money Options be exercised immediately upon the Scheme being sanctioned by the High Court, conditional upon the Scheme becoming effective. If you do so, the SkillSoft Shares issued to you upon such exercise will be acquired by SSI Investments under the Scheme and you will be entitled to receive the Consideration in cash (without interest and net of applicable taxes and other deductions) for those SkillSoft Shares.

In addition, you may use a cashless exercise facility to exercise your In-the-Money Options in connection with the Scheme. If you do so, you will not have to pay SkillSoft the exercise price in order to exercise your In-the-Money Options. The exercise price (and any applicable taxes and other deductions) will instead be deducted from the Consideration payable to you. (Please see paragraph 2 of Part 2 of this document for more information about the cashless exercise facility).

If you wish to exercise your In-the-Money Options immediately upon the Scheme being sanctioned by the High Court, conditional upon the Scheme becoming effective, and use the cashless exercise procedure, please contact the following SkillSoft personnel to obtain a copy of the form which you must complete in order to exercise your SkillSoft Options (the “Option Exercise Form”): Joshua L. Jenkins, Manager Equity and Treasury, Ph: 1-603-821-3653 or joshua_jenkins@skillsoft.com, or Jennifer Pruitt, Treasury Analyst, Ph: 1-603-821-3679 or jennifer_pruitt@skillsoft.com. You must then complete the Option Exercise Form and either fax it to Joshua L. Jenkins, Manager Equity and Treasury, or Jennifer Pruitt, Treasury Analyst, at 1-603-386-6035, or make a pdf (portable document format) copy of the completed form and return it by e-mail to joshua_jenkins@skillsoft.com or jennifer_pruitt@skillsoft.com as soon as possible and in any event no later than 6:00p.m. (Irish Standard Time) on 7 May 2010.

If the Scheme becomes effective, you will receive the Consideration due to you (less the exercise price payable and any applicable taxes and other deductions) within 14 days after the Effective Date. The payment will be made by electronic transfer into your bank account to which your normal payroll is paid.

If you wish to exercise your In-the-Money Options immediately upon the Scheme being sanctioned by the High Court, conditional upon the Scheme becoming effective, but you do not wish to use the cashless exercise facility to do so, do not complete the Option Exercise Form. Instead you should contact the following SkillSoft personnel: Joshua L. Jenkins, Manager Equity and Treasury, Ph: 1-603-821-3653 or joshua_jenkins@skillsoft.com or Jennifer Pruitt, Treasury Analyst, Ph: 1-603-821-3679 or jennifer_pruitt@skillsoft.com. If you decide to exercise your In-the-Money Options in this way, please note that in order to ensure that your option exercise is processed by the date the Scheme is sanctioned by the High Court (anticipated to occur on 20 May 2010), you must do so no later than 6:00 p.m. (Irish Standard Time) on 7 May 2010. Please also note that you will have to pay SkillSoft, by bank wire, personal cheque or bank draft, the full exercise price in US$ in order to exercise your In-the-Money Options.

PLEASE NOTE THAT IF YOU HAD DECIDED TO ELECT FOR THIS CHOICE 2 UNDER THE ORIGINAL OPTIONHOLDER PROPOSAL SENT TO YOU IN CONNECTION WITH THE

ORIGINAL ACQUISITION AND YOU COMPLETED AND RETURNED AN OPTION EXERCISE FORM, THAT FORM WILL NO LONGER HAVE EFFECT. YOU MUST COMPLETE AND RETURN A NEW OPTION EXERCISE FORM IF YOU WISH TO ELECT FOR CHOICE 2 UNDER THIS OPTIONHOLDER PROPOSAL.

Choice 1 vs. Choice 2

The gain that you will make from your In-the-Money Options will be the same (before deduction of applicable taxes and other deductions), whether you do nothing, under Choice 1 above, and allow all your In-the-Money Options to be cancelled at the Effective Time in return for the Option Cancellation Payment or whether you direct, under Choice 2 above, by completing and returning an Option Exercise Form, that all your In-the-Money Options be exercised in connection with the Scheme and the resulting SkillSoft Shares acquired by SSI Investments under the Scheme. In both cases the amount of your gain (before deduction of applicable taxes and other deductions) will be US$11.25 per SkillSoft Share less the exercise price payable under your In-the-Money Option.

Choice 1 allows you to realise the value of your In-the-Money Options with the least necessity for action on your part.

Under the tax provisions that apply in the jurisdiction in which you are taxed, the Option Cancellation Payment under Choice 1 may be treated the same or more or less favourably than the gain made upon the exercise of your In-the-Money Options and sale of your SkillSoft Shares under Choice 2.

Taxation

Part 2 of this document contains general information about the tax treatment of share option cancellation payments and share option transactions for employees who are subject to taxation in the U.S or Ireland. It is for general guidance only and does not take account of all factors that may be relevant to the cancellation of an individual’s share options in return for a cash payment or the taxation of the exercise of an individual’s share options.

IMPORTANT: The tax provisions of the jurisdiction in which you are subject to taxation of your employment income may require that SkillSoft deduct payroll taxes, social security or social or national insurance contributions and other required deductions from the Option Cancellation Payment, if you elect for Choice 1, or the Consideration payable for your SkillSoft Shares, if you elect for Choice 2. Where SkillSoft (or any member of the SkillSoft Group) is liable, or is in accordance with current practice believed to be liable, to account to any revenue or other authority for any such liability, an amount sufficient to discharge that liability will be deducted from the Option Cancellation Payment or Consideration, as applicable, and only the balance will be paid to you. Any amount so deducted will not be paid to you unless you can satisfy SkillSoft that you have made arrangements to discharge any withholding liability due in respect of any such tax or other payment.

YOU ARE HEREBY NOTIFIED, IN COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE U.S. INTERNAL REVENUE SERVICE, THAT THE U.S. TAX ADVICE CONTAINED HEREIN (I) IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY SKILLSOFT OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN, AND (II) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING U.S. TAX PENALTIES. YOU SHOULD SEEK YOUR OWN INDEPENDENT PROFESSIONAL ADVICE IN RELATION TO THE TAX TREATMENT OF YOUR SKILLSOFT OPTIONS IN YOUR COUNTRY AND YOUR INDIVIDUAL CIRCUMSTANCES BEFORE YOU TAKE ACTION IN RELATION TO THIS PROPOSAL.

Conversion of US$ Payments to your local Currency

The Option Cancellation Payment that you will receive if you elect for Choice 1 or the Consideration that you will receive for your SkillSoft Shares if you elect for Choice 2 will be denominated in US$ when paid by SSI Investments under the Scheme. However, in order to process the payment due to you via payroll, if you receive your normal remuneration in another currency, the US$ payment will be converted into the currency in which you are normally paid. The conversion rate that will apply will be the exchange rate in effect on the Effective Date. The exchange rate will be interbank rated quoted by OANDA for that day (being the average ASK price for that day as quoted on http://www.oanda.com/currency/converter/).

Exercise of your already vested In-the-Money Options in the Normal Course

To the extent that your In-the-Money Options are already vested and exercisable, you are free to exercise them in accordance with the normal SkillSoft option exercise procedure. If you wish to do so, to ensure that your option exercise is processed by the Scheme Record Time, you must complete the normal option exercise procedure no later than 6:00 p.m. (Irish Standard Time) on 14 May 2010 (assuming the date of the Court hearing to sanction the Scheme occurs on 20 May 2010).

You should refer to the Scheme Document for information about the Scheme and SkillSoft Shares and SkillSoft ADSs.

All new SkillSoft Shares (including those underlying SkillSoft ADSs) are subject to the Scheme

It should be noted that all SkillSoft Shares (including those underlying SkillSoft ADSs) now in issue and all such SkillSoft Shares which are issued from the date of this document, including those issued pursuant to the exercise of SkillSoft Options, will be subject to the Scheme (or will be otherwise be subject to the terms of the Scheme in accordance with SkillSoft’s Articles of Association).

5.	What happens if the Revised Acquisition is not completed?

The Revised Acquisition will not be completed unless and until the Scheme becomes effective. If the Scheme does not become effective then:

•	SkillSoft Options, whether In-the-Money Options or Under-water Options, will not accelerate and they will continue in effect in accordance with their existing terms and conditions;

•

if you have submitted the Option Exercise Form it will have no effect or, if you have directed SkillSoft that you wish to exercise your In-the-Money Options conditional upon the Scheme becoming effective but by paying the exercise price directly to SkillSoft rather than using the cashless exercise facility, that direction will have no effect and your payment will be returned to you; and

•

if you have exercised your exercisable SkillSoft Options in the normal course, you will hold or be allotted with SkillSoft ADSs or SkillSoft Shares in accordance with the usual procedures following option exercise.

6.	Further Information

If you have any queries about this Optionholder Proposal, please contact the following SkillSoft personnel: Joshua L. Jenkins, Manager Equity and Treasury, Ph: 1-603-821-3653 or joshua_jenkins@skillsoft.com, or Jennifer Pruitt, Treasury Analyst, Ph: 1-603-821-3679 or jennifer_pruitt@skillsoft.com. For legal reasons, SkillSoft is not able to provide advice on the benefits of the Revised Acquisition or the Scheme or the Optionholder Proposal described in Section 4 above or to give financial advice or tax advice.

7.	Views of the Board of SkillSoft

The SkillSoft Board, which has been so advised by Credit Suisse, considers the Optionholder Proposal described in section 4 above to be fair and reasonable.

In providing its advice to the SkillSoft Board, Credit Suisse has taken into account the commercial assessments of the SkillSoft Board.

Whether you elect to do nothing, resulting in the cancellation of your In-the-Money Options in return for the Option Cancellation Payment, or to exercise your SkillSoft Options in connection with the Revised Acquisition and have the resulting SkillSoft Shares acquired under the Scheme, must depend on your individual circumstances, including, but not limited to, the tax consequences of each of those actions and, for the avoidance of doubt, neither the SkillSoft Board nor the Board of SSI Investments makes any recommendation as to the appropriate action.

Yours faithfully,

Michael C. Ascione Acting Chairman On behalf of SSI Investments III Limited	Charles E. Moran Chairman On behalf of SkillSoft Public Limited Company

Note

Directors and executive officers of SkillSoft for United States federal securities law purposes will be obliged to complete certain notifications with regard to the exercise of their SkillSoft Options and/or disposal of their SkillSoft Shares and should contact Joshua L. Jenkins, Manager Equity and Treasury, at SkillSoft on +1-603-821-3653 or joshua_jenkins@skillsoft.com.

PART 2

Additional Information

1.	Documents for the SkillSoft Share Option Plans

Copies of each of the SkillSoft Share Option Plans are available for inspection at SkillSoft’s registered office, during usual business hours. Alternatively, any SkillSoft Optionholder who requires a copy of such documents should contact Joshua L. Jenkins, Manager Equity and Treasury, at 1-603-821-3653 or joshua_jenkins@skillsoft.com or Jennifer Pruitt, Treasury Analyst, Ph: 1-603-821-3679 or jennifer_pruitt@skillsoft.com.

2.	Effect of Exercise using the Cashless Exercise Facility

If you direct, by completing an Option Exercise Form, that all of your In-the-Money Options be exercised in connection with the Revised Acquisition, using the cashless exercise facility, you will be irrevocably agreeing and directing in respect of all your outstanding In-the-Money Options that:

(a)	they be exercised immediately upon the Scheme being sanctioned by the High Court, conditional upon the Scheme becoming effective. The Option Exercise Form will act as your notification to SkillSoft that you are exercising those In-the-Money Options but it will have no effect unless and until the Scheme has been sanctioned by the High Court and will be conditional upon the Scheme becoming effective;

(b)	each of the SkillSoft Shares which you will receive from the exercise of your In-the-Money Options will then be acquired by SSI Investments under the Scheme and you will become entitled to the Consideration (being US$11.25 in cash for each SkillSoft Share);

(c)	SkillSoft will receive the Consideration from SSI Investments in respect of all of the SkillSoft Shares to which you are entitled on the exercise of your In-the-Money Options, as your agent;

(d)	the exercise price payable under each of your In-the-Money Options so exercised and any applicable taxes and other deductions will be deducted by SkillSoft or its agent or SSI Investments or its agent from the Consideration due to you for your SkillSoft Shares; and

(e)	you will receive the balance.

3.	Tax Consequences – the U.S. and Ireland

The tax information below is a summary based on the laws and practices currently in force in the U.S. and Ireland regarding the tax position of SkillSoft Optionholders and should be treated with appropriate caution.

The summary of the U.S. tax consequences is for U.S. resident and domiciled employees who are subject to U.S. tax in respect of their employment income and summarises only the principal U.S. federal income tax consequences applicable to the exercise of options and does not address any state or local tax consequences. It is based upon interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations under the Code and judicial decisions and administrative rulings as of the date of this document, all of which are subject to change or differing interpretations, including changes in interpretations with retroactive effect.

Except where expressly mentioned, the summary for Ireland is applicable only to Irish resident, ordinarily resident and domiciled employees who have been subject only to Irish tax in respect of their employment income and who exercise all of their employment duties in Ireland from the date of grant of their In-the-Money Options to the date of exercise or cancellation as the case may be.

Please note that particular rules may apply depending on your individual circumstances. The tax summary does not constitute tax or legal advice and is of a general nature only. You are urged to consult with your own tax advisor to determine the particular Irish, U.S. federal, state and local and non-U.S. tax consequences to you.

3.1	United States

Circular 230 Disclosure:

YOU ARE HEREBY NOTIFIED, IN COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE U.S. INTERNAL REVENUE SERVICE, THAT THE U.S. TAX ADVICE CONTAINED HEREIN (I) IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY SKILLSOFT AND SSI INVESTMENTS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN, AND (II) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING U.S. TAX PENALTIES. EACH TAXPAYER SHOULD SEEK ADVICE BASED UPON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Choice 1 – Allow your In-the-Money Options to be cancelled in return for the Option Cancellation Payment

If your In-the-Money Options are cancelled (whether or not such options qualify as “incentive stock options,” as described in Choice 2 below), the Option Cancellation Payment that you will receive will be taxable to you as ordinary income subject to federal income taxes and “FICA” taxes (i.e., withholding for Social Security and Medicare).

Choice 2 – Exercise your In-the-Money Options and have your SkillSoft Shares acquired by SSI Investments under the Scheme

Income Tax

On exercise of any of your SkillSoft Options, your tax liability depends, in part, on whether your SkillSoft Options are “incentive stock options” (or “ISOs”) or “non-qualified stock options”.

(a)	Incentive Stock Options

When you exercise an incentive stock option, you will not have taxable income and the shares received will not be subject to any FICA taxes. Generally, if you exercise an incentive stock option and do not dispose of the shares acquired on exercise until the later of (a) two years from the date the option was granted or (b) one year from the date the shares were transferred to you, the entire gain, if any, realized when you dispose of your shares will be taxable to you as long-term capital gain. However, if you dispose of the shares you received when you exercise an incentive stock option within these one-year or two-year periods, it will be considered a “disqualifying disposition.” In such case, you will generally realize taxable ordinary income in the year of the disposition. Your income will be an amount equal to the excess of (1) the lesser of (x) the amount, if any, realized on the disposition and (y) the fair market value of the shares on the date the stock option was exercised over (2) the option exercise price. You will not be subject to FICA taxes on income arising from the exercise of an incentive stock option and sale of the resulting SkillSoft Shares under the Scheme.

If you exercise any SkillSoft incentive stock options in the normal course before the Scheme becomes effective and have not satisfied the holding periods described above upon the Effective Date, you will be issued SkillSoft ADSs or SkillSoft Shares and you will have a disqualifying disposition upon the Effective Date and will have taxable ordinary income equal to the excess of (1) the lesser of (x) the amount realized upon disposition (US$11.25) and (y) the fair market value of the SkillSoft ADSs on the date the stock option was exercised over (2) the option exercise price. Any additional gain will be short-term or long-term capital gain or loss depending upon how long you held the SkillSoft ADSs or SkillSoft Shares and whether your basis in the SkillSoft ADSs or SkillSoft Shares is more or less than the Consideration.

If you exercise any SkillSoft Options that are incentive stock options using the cashless exercise facility, you will not satisfy the one-year holding period (described above) and you will have a disqualifying disposition. As a result, you will have taxable income per SkillSoft Share subject to the option in an amount equal to the excess of the Consideration of US$11.25 over the option exercise price.

(b)	Non-Qualified Stock Options

When you exercise a non-qualified stock option, you will have taxable income equal to the excess of the fair market value of the shares received on the exercise date over the option exercise price for the shares. Your tax basis in the shares is increased by the amount of such taxable income. When you later sell the shares you will realize long-term or short-term gain or loss depending on how long you held the shares.

If you exercise any SkillSoft Options that are non-qualified stock options using the cashless exercise facility, your income will be an amount equal to the excess of the Consideration of US$11.25 over the option exercise price. In addition, this amount will be subject to FICA taxes. If you otherwise exercise any non-qualified stock options in the normal course before the Scheme becomes effective, you will have ordinary income equal to the excess of the fair market value of SkillSoft ADSs on the date of exercise over your option exercise price. This income will be subject to federal income tax and FICA taxes. Your tax basis in the SkillSoft ADSs or SkillSoft Shares that you acquire on exercise will be increased by the amount of such taxable income. When you sell those SkillSoft ADSs or SkillSoft Shares in the Scheme or otherwise, you will realize long-term or short-term gain depending on how long you held the SkillSoft ADSs or SkillSoft Shares and whether your basis in them was more or less than the sale price. If you exercise your In-the-Money Options using the cashless exercise facility in connection with the Scheme, you will have no additional gain or loss.

If you are a SkillSoft Non-Executive Director, SkillSoft will not deduct taxes in relation to your exercise of a non-qualified stock option, but will report the income arising therefrom to the Internal Revenue Service on a Form 1099 in respect of the year in which you exercise such option.

3.2	Ireland

Choice 1 – Allow your In-the-Money Options to be cancelled in return for the Option Cancellation Payment

If your In-the-Money Options are cancelled, the cash payment that you will receive will be taxable as ordinary income paid in respect of your employment and will be subject to deduction of PAYE (including income levies), PRSI and the Health Levy.

If you are not normally subject to income taxation in Ireland but you carried out any of your employment duties in Ireland during the period from the date of grant of your In-the-Money Options to the date of cancellation of your In-the-Money Options, then Irish PAYE may have to be deducted from the full amount of your payment irrespective of the time you actually spent in Ireland during that period. You may be entitled to a refund of all or part of such PAYE deducted by applying to the Irish Revenue Commissioners.

SkillSoft is obliged to return details of all options cancelled to the Revenue Commissioners annually.

Choice 2 – Exercise your In-the-Money Options and have your SkillSoft Shares acquired by SSI Investments under the Scheme

Income Tax

You will have an income tax liability and will be subject to an income levy charge in respect of any gain realised on the exercise of your SkillSoft Options.

The income tax is payable at the higher rate of 41% (unless you have agreed in advance with the Revenue Commissioners that the standard rate of 20% will apply to you) on the excess of the market value of a SkillSoft ADS on the date of exercise over the per share exercise price of your SkillSoft Options, multiplied by the number of SkillSoft Shares in respect of which you exercise your SkillSoft Options. You must account for this income tax liability to the Revenue Commissioners and file Form RTSO1 within 30 days after the date of exercise of your SkillSoft Options. If the Scheme becomes effective, the date of exercise of your SkillSoft Options will be the date the Scheme was sanctioned by the High Court. You will be notified when this occurs.

Should you be liable to income tax at the rate of 20% only on the basis that your total income does not exceed the standard rate threshold of €36,400 (single person) or €45,400 (married person) for the tax year 2010, you may apply to the Revenue Commissioners to pay tax on your gain at the standard rate. The requisite approval must be obtained from the Revenue Commissioners in advance of making the tax payment. (You may be entitled to a refund of income tax if payment is made incorrectly at the higher rate instead of the standard rate, depending on your personal circumstances).

Payment of the tax and filing the RTSO1 return will be your responsibility. You should include details of the exercise of options in your annual self-assessment tax return.

You are required to pay the income levy directly to the Collector General division of the Revenue Commissioners on or before the due date for payment of preliminary tax which, for the tax year 2010, is 31 October 2010. The income levy is applied at the following rates:

•	Income not exceeding €15,028 per annum: exempt

•	Income up to €75,036 per annum: 2%

•	Income over €75,036 up to €174,980 per annum: 4%

•	Income over €174,980 per annum: 6%

You should note that payment of the tax due and filing Form RTSO1 and an annual self-assessment tax return will be your responsibility, but SkillSoft is obliged to return details of all options exercised to the Revenue Commissioners annually.

Disposal	of SkillSoft Shares – Capital Gains Tax

You may be liable for Capital Gains Tax (“CGT”) (current rate 25%) on a disposal of the SkillSoft ADSs or SkillSoft Shares you acquire on exercise of your SkillSoft Options. Any CGT arising would be payable on the excess of the disposal proceeds/market value at disposal over the exercise price you paid for your SkillSoft ADSs or SkillSoft Shares plus any amount charged to income tax (less allowable losses and deductions such as broker’s fees). There is an annual CGT exemption for chargeable gains (less allowable losses) from all sources for a tax year which are below an annual exemption level. The annual exempt amount for the tax year 2010 is €1,270.

It will be your responsibility to account to the Revenue Commissioners for any CGT payable and file related returns.

The question of whether CGT arises will depend on the market value of a SkillSoft ADS when you exercise your SkillSoft Options and the sale proceeds/market value when you dispose of your SkillSoft ADSs or SkillSoft Shares. If you exercise your In-the-Money Options using the cashless exercise facility in connection with the Scheme, you should have no chargeable gain.

4.	Miscellaneous Information

Accidental omission to dispatch this document to, or any failure to receive the same by, any person to whom this document is addressed, or should be addressed, shall not invalidate this document or the choices set out in it in any way.

Credit Suisse has given and not withdrawn its written consent to the inclusion in this document of the references to its name in the form and context in which they appear.